Exhibit 23.3


                          INDEPENDENT AUDITORS' CONSENT


   The Board of Directors
   Info Systems of North Carolina, Inc.



   We consent to the use of our report in the Registration Statement on Form S-4 of Sykes Enterprises, Incorporated related to the balance sheets of Info Systems of North Carolina, Inc. as of June 30, 1995 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1996 and to the references to our firm under the headings "Summary Selected Financial Data-Info Systems," "Selected Financial Data-Info Systems," and "Experts" in the prospectus.

   Our report refers to a change in the method of accounting for income taxes.





                                         KPMG PEAT MARWICK L.L.P.

   Charlotte, North Carolina
   January 24, 1997